SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

INPHONIC, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

INPHONIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held June 22, 2006

To the Stockholders of InPhonic, Inc.:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of InPhonic, Inc., a Delaware corporation (the “Company”), will be held at The Madison, 1177 15th Street, NW, Washington, D.C. 20005 on Thursday, June 22, 2006 at 10:00 a.m., local time, for the following purposes:

1.	To elect one Class II director for a three-year term ending in 2009.

2.	To ratify the selection of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006.

3.	To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors of the Company has fixed the close of business on April 25, 2006, as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the stockholders as of the record date will be available for inspection by stockholders at the Company’s offices during business hours for a period of 10 days prior to the Annual Meeting.

Your attention is directed to the attached Proxy Statement and the Annual Report of the Company for the fiscal year ended December 31, 2005.

By Order of the Board of Directors,

David A. Steinberg

Chairman and Chief Executive Officer

Washington, DC

May 1, 2006

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

INPHONIC, INC.

1010 Wisconsin Avenue, Suite 600

Washington, DC 20007

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is being furnished to stockholders of InPhonic, Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Madison, 1177 15th Street, NW, Washington, D.C. 20005 on Thursday, June 22, 2006 at 10:00 a.m., local time, and at any adjournment or postponement thereof.

Solicitation

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

This proxy statement and the accompanying solicitation materials are being sent to stockholders on or about May 15, 2006.

Revocation of Proxies

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of April 25, 2006, in order to vote personally at the Annual Meeting.

Quorum and Voting Requirements

The close of business on April 25, 2006, has been fixed by the Board of Directors of the Company as the record date (the “Record Date”) for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 36,790,512 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), outstanding. The presence at the Annual Meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the outstanding shares, or 18,395,257 shares, is necessary to constitute a quorum for the Annual Meeting. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.

Directors are elected by a plurality and the nominee who receives the most votes will be elected. Abstentions and broker non-votes will have no effect on the outcome of the election. On all other matters, the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and therefore will have the effect of a vote against the matter.

All outstanding shares of the Company’s Common Stock represented by valid and unrevoked proxies received in time for the Annual Meeting will be voted. A stockholder may, with respect to the election of the director (1) vote for the election of the named director nominee or (2) withhold authority to vote for such director nominee. A stockholder may, with respect to the other matter specified in the notice of meeting (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) “ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted FOR the election of the named director nominee and FOR the ratification of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF DIRECTOR WHOSE TERM WILL EXPIRE IN 2009

Ira Brind has been nominated to be a Class II director for a three-year term expiring at the annual meeting of stockholders in 2009, and until his successor shall be elected and qualified.

The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of the nominee proposed by the Board of Directors unless authority to vote is withheld. In the event that the nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that the nominee named herein will be unable or unwilling to serve.

Set forth below is information concerning the named director nominee.

Name	Age	Director Since	Positions with the Company
Ira Brind	65	2000	Director

Ira Brind has served on our board of directors since December 2000. Since May 1989, Mr. Brind has served as president and chief executive officer of Brind Investments, Inc. Mr. Brind was the president and co-founder of Brind-Lindsay & Co., Inc., a private equity and venture capital firm, from 1987 to December 2004. From 1967 until 1983, Mr. Brind was the chief executive officer of Brind Leasing Corporation, a full service truck leasing company, which he sold to McDonnell Douglas. He was chief executive officer and president of McDonnell Douglas Truck Services, a truck leasing company, from 1983 until 1987. Mr. Brind is currently the chairman emeritus of the board of trustees of Thomas Jefferson University Hospital, vice chairman of the Board of Trustees of University of the Arts, member of the Board of Trustees of the Wistar Institute, the Connelly Foundation, Thomas Jefferson University and the Jefferson Health System. Mr. Brind serves on the board of directors of several private companies. Mr. Brind holds a B.A. and a J.D. from the University of Pennsylvania.

The Board of Directors recommends a vote FOR election of the named director nominee.

Information Regarding the Board of Directors and Certain Committees

Our board of directors currently consists of seven members. Our board of directors is divided into three classes of directors who serve in staggered three-year terms, as follows:

•	The Class I directors are Messrs. Steinberg, Hoag and Harris, and their terms will expire at the annual meeting of stockholders to be held in 2008.

•	The Class II directors are Messrs. Brind and Wheeler. If Mr. Brind is reelected at the Annual Meeting his term will expire at the annual meeting of stockholders to be held in 2009. Mr. Wheeler has announced that he is retiring from the Board of Directors when his term expires at the Annual Meeting and will serve as chairman of the Company’s advisory board. The Nominating and Governance Committee has determined that Mr. Wheeler’s board seat will remain vacant after the Annual Meeting until the vacancy is filled in accordance with our bylaws.

•	The Class III directors are Messrs. Kemp and Sculley, and their terms will expire at the annual meeting of stockholders to be held in 2007.

The Board of Directors held 10 meetings during 2005. No director attended fewer than 75% of the total number of meetings of the Board of Directors and of the committees of which he was a member during 2005. It is the Company’s policy to have each director attend the Annual Meeting and all future meetings of stockholders. In 2005, six of our seven directors attended the annual meeting of stockholders. The Board of Directors has determined that each member of the Board of Directors who will continue to be a member following the Annual Meeting, other than Mr. Steinberg, is independent in accordance with applicable rules of The Nasdaq National Market and the rules and regulations of the Securities Exchange Commission. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Mergers and Acquisitions Committee. The Board of Directors has adopted a charter for the Audit Committee, Compensation Committee and the Nominating and Governance Committee, copies of which are available on our website at http://investor.inphonic.com/corpgov/corpgov.cfm.

The Audit Committee consists of Messrs. Harris, Brind and Hoag. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with applicable rules of The Nasdaq National Market and the rules and regulations of the Securities Exchange Commission. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as that term is defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee held 18 meetings during 2005. The Audit Committee oversees the Company’s corporate accounting and financial reporting process and the audits of the Company’s financial statements. Among other matters, the Audit Committee:

•	is responsible for the appointment, compensation and retention of the Company’s Independent Registered Public Accounting Firm and reviews and evaluates the auditors’ qualifications, independence and performance;

•	oversees the Independent Registered Public Accounting Firm’s audit work and reviews and pre-approves all audit and non-audit services that may be performed by them;

•	reviews and approves the planned scope of the Company’s annual audit;

•	monitors the rotation of partners of the Independent Registered Public Accounting Firm on the Company’s engagement team as required by law;

•	reviews the Company’s consolidated financial statements and discusses with management and the Independent Registered Public Accounting Firm the results of the annual audit and the review of the Company’s unaudited quarterly financial statements;

•	reviews the Company’s critical accounting policies and estimates;

•	oversees the adequacy of the Company’s accounting and financial controls;

•	annually reviews the Audit Committee charter and the committee’s performance;

•	reviews and approves all related-party transactions; and

•	establishes and oversees procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and oversees enforcement, compliance and remedial measures under the Company’s code of conduct.

The Compensation Committee consists of Messrs. Hoag, Kemp and Sculley. The Board of Directors has determined that each of the members of the Compensation Committee is independent in accordance with applicable rules of The Nasdaq National Market. The Compensation Committee held six meetings during 2005. The Compensation Committee approves, administers and interprets the Company’s compensation and benefit policies, and administers the Company’s stock option and benefit plans. The Compensation Committee:

•	reviews and approves corporate goals and objectives relevant to compensation of the chief executive officer and the other executive officers;

•	evaluates the performance of the chief executive officer and the other executive officers in light of those goals and objectives;

•	sets compensation of the chief executive officer and the other executive officers;

•	approves all executive officer employment, severance, or change-in-control agreements, including all special or supplemental benefits, and all agreements to indemnify executive officers or directors;

•	administers the issuance of stock options and other awards to executive officers and directors under the Company’s stock plans; and

•	reviews and evaluates, annually, the performance of the Compensation Committee and its members.

The Nominating and Governance Committee consists of Messrs. Brind, Wheeler and Sculley. Mr. Wheeler has announced that he is retiring from the Board of Directors when his term expires at the Annual Meeting and will serve as chairman of the Company’s advisory board. The Nominating and Governance Committee has determined that Mr. Wheeler’s board seat will remain vacant after the Annual Meeting until the vacancy is filled in accordance with our bylaws. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent in accordance with applicable rules of The Nasdaq National Market. The Nominating and Governance Committee was formed in May 2004 and held one meeting during 2005. The Nominating and Governance Committee:

•	identifies individuals qualified to become directors;

•	recommends to the Board of Directors director nominees for each election of directors;

•	develops and recommends to the Board of Directors criteria for selecting qualified director candidates;

•	considers committee member qualifications, appointment and removal;

•	recommends corporate governance guidelines applicable to the Company; and

•	provides oversight in the evaluation of the Board of Directors and each committee.

The Mergers and Acquisitions Committee consists of Messrs. Hoag, Sculley, Steinberg and Wheeler. Mr. Wheeler has announced that he is retiring from the Board of Directors when his term expires at the Annual Meeting and will serve as chairman of the Company’s advisory board. The Mergers and Acquisitions Committee held three meetings during 2005. The Mergers and Acquisitions Committee reviews, monitors and advises the Board of Directors in connection with potential mergers and acquisitions.

Director Nominations

Consistent with its charter, the Nominating and Governance Committee will evaluate and recommend to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating and Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its committees;

•	the perceived needs of the Board of the Directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of the Nominating and Governance Committee, must have sufficient time available to perform all Board of Directors and committee responsibilities. Members of the Board of Directors are expected to prepare for, attend and participate in all Board of Directors and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the Company and its stockholders.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating and Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination.

Candidates for nomination as director may come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if the Nominating and Governance Committee believes it is appropriate, engage a third party search firm to assist in identifying qualified candidates. In March 2006, the Nominating and Governance Committee nominated, and the Board of Directors appointed, Mr. Harris as a director. Mr. Harris was recommended as a nominee by the Nominating and Governance Committee.

The Nominating and Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, InPhonic, Inc., 1010 Wisconsin Avenue, Suite 600, Washington, DC 20007, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, the Company’s by-laws permit stockholders to nominate directors for consideration at an annual meeting provided they notify the Company at least 120 days prior to the anniversary of the date when definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

Stockholder Communications with the Board of Directors

Stockholders may communicate with directors of the Company by transmitting correspondence by mail or facsimile, addressed to the director or the full Board of Directors as follows:

Board of Directors

c/o Walter W. Leach III, General Counsel

InPhonic, Inc.

1010 Wisconsin Avenue

Suite 600

Washington, DC 20007

Fax: 202-333-8280

The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director(s), except where security concerns militate against further transmission of the communication or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by the General Counsel, Walter W. Leach III. The Board of Directors or individual directors so addressed will be advised of any communication withheld for such reasons.

Code of Conduct

We have adopted a code of business conduct and ethics, and a policy providing for the reporting of potential violations of the code, for directors, officers (including our principal executive officer, principal financial officer and controller) and employees, known as the Code of Conduct and Policy Regarding Reporting of Possible Violations (the “Code of Conduct”). The Code of Conduct is available on our website at http://investor.inphonic.com/corpgov/conduct.cfm.

Additionally, stockholders may request a free copy of the Code of Conduct from:

InPhonic, Inc.

Attention: Investor Relations

1010 Wisconsin Avenue

Suite 600

Washington, DC 20007

(202) 333-0001

Compensation of Directors

In 2005, members of our Board of Directors received $10,000 in annual cash compensation for their service on the Board of Directors. In addition, members of the Board of Directors serving on the Compensation Committee, Nominating and Governance Committee or Mergers and Acquisitions Committee received annual cash compensation of $5,000 per committee. Members of the Audit Committee received $7,500 in annual cash compensation and the chairman of the Audit Committee received $10,000 in annual cash compensation. The employee member of our Board of our Directors received no additional compensation for his service on the Board. The members of our Board of Directors were reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors and committee meetings. Under our 2004 Equity Incentive Plan, non-employee directors received grants of options to purchase up to 30,000 shares of our common stock upon joining our Board of Directors, and awards of 7,000 shares of restricted stock and grants of options to purchase 3,000 shares of our common stock annually.

In March 2006, the Compensation Committee approved a new outside director compensation program for non-employee directors for the 2006 fiscal year. Pursuant to this program, directors who are not employees receive an annual cash retainer fee of $50,000 and a fee of $1,000 for participation in each meeting of the Board of Directors or meeting of a committee of the Board of Directors. For service on the Audit Committee, each regular member shall receive annual cash compensation of $10,000, while the chairman of the Audit Committee will receive $50,000 annual cash compensation, in recognition of the additional time commitment required of the chairman in reviewing the Company’s continuing compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Non-employee directors will also receive annual restricted stock awards valued at approximately $100,000 on the date of approval of the award, which will be issued under the 2004 Equity Incentive Plan and will vest over a two-year period. For the 2006 fiscal year, members of the Board of Directors received an award of an aggregate of 15,480 shares of restricted stock, with 10,836 shares vesting on March 22, 2007 and the remainder vesting on March 22, 2008. Directors will also be reimbursed for travel, lodging and other reasonable expenses related to attendance at Board of Directors and committee meetings.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

On September 19, 2005, the Audit Committee of the Board of Directors of the Company engaged Grant Thornton LLP (“Grant Thornton”) as the Company’s Independent Registered Public Accounting Firm to audit the Company’s financial statements and internal control over financial reporting for the year ending December 31, 2005. The Audit Committee has selected the firm of Grant Thornton to serve as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006. A representative of Grant Thornton is expected to be present at the Annual Meeting, may make a statement if they desire to do so and is expected to be available to respond to appropriate questions from stockholders. Grant Thornton currently serves as the Company’s Independent Registered Public Accounting Firm.

We are asking our stockholders to ratify the selection of Grant Thornton as our Independent Registered Public Accounting Firm. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of Grant Thornton to our stockholders for ratification as a matter of good corporate practice. In the event our stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of Grant Thornton as the Independent Registered Public Accounting Firm of the Company for the fiscal year ending December 31, 2006.

The Board of Directors recommends a vote FOR ratification of Grant Thornton LLP.

FEES AND SERVICES

The following table summarizes fees billed to the Company by Grant Thornton for the fiscal year 2005 and KPMG LLP (“KPMG”) for audit and other work performed in 2005 and fiscal year 2004. KPMG was dismissed as the Company’s primary independent public accounting firm in September 2005 ($’s in thousands):

Services	2005		2004
	Grant Thornton	KPMG	KPMG
Audit Fees (a)	$1,437	$1,381	$1,568
Audit-Related Fees (b)	$62	—	—
Tax Fees (c)	—	$101	$187
All Other Fees (d)	—	—	—

Total Fees	$1,499	$1,482	$1,755

(a)	The audit fees for the years ended December 31, 2005 and 2004 were for professional services rendered during the audits of the Company’s consolidated financial statements and its controls over financial reporting, for reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for reviews of other filings made by the Company with the Securities and Exchange Commission (“SEC”).

(b)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to due diligence and accounting advice related to mergers and acquisitions.

(c)	Tax fees consist of fees for tax compliance, tax advice and tax planning services.

(d)	All other fees consist of fees for products and services other than the services reported above.

Independent Registered Public Accounting Firm

On September 12, 2005, the Audit Committee of the Board of Directors dismissed KPMG as the Company’s independent registered public accounting firm, effective immediately.

The audit reports of KPMG on the consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2003, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit reports as of and for the years ended December 31, 2004 and 2003, contained separate paragraphs stating that the Company adopted EITF 00-21, Revenue Arrangements with Multiple Deliverables, effective July 1, 2003.

During the two most recently completed fiscal years and through September 12, 2005, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for the past two fiscal years. In addition, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K) during the two most recently completed fiscal years and through September 12, 2005.

The Company has provided KPMG with a copy of the disclosures above and requested that KPMG furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of that letter, dated September 20, 2005, was filed as Exhibit 16.1 to our report on Form 8-K filed with the SEC on September 20, 2005.

On September 19, 2005, the Audit Committee of the Board of Directors engaged Grant Thornton as the Company’s independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting for the year ending December 31, 2005.

Prior to engaging Grant Thornton, the Company did not consult with Grant Thornton during the two most recently completed fiscal years and through September 19, 2005 regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither was a written report nor oral advice provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting; or (ii) any matter which was the subject of either a “disagreement” or a “reportable event” (as each is defined in Items 304(a)(1)(iv) and (v) of Regulation S-K, respectively).

Pre-Approval of Non-Audit Services

The Audit Committee has established a policy governing the Company’s use of Grant Thornton for non-audit services. Under the policy, management may use Grant Thornton for non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal years 2005 and 2004, all audit, audit related, and tax fees were pre-approved by the Audit Committee. Under the SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by the Company’s principal accountant for all services rendered on or after May 6, 2003. We are in compliance with these SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of three independent directors, as required by Nasdaq listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors, and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are Messrs. Brind, Harris and Hoag. Each year, the Audit Committee selects, subject to stockholder ratification, the Company’s Independent Registered Public Accounting Firm.

Management is responsible for the Company’s consolidated financial statements and the financial reporting process, including internal controls. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with U.S. generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Grant Thornton, the Company’s Independent Registered Public Accounting Firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Independent Registered Public Accounting Firm. The Audit Committee discussed with Grant Thornton the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Grant Thornton’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to the Company’s financial reporting.

Grant Thornton LLP also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Grant Thornton that firm’s independence. The Audit Committee further considered whether the provision by Grant Thornton of the non-audit services described above is compatible with maintaining the auditors’ independence.

Based upon the Audit Committee’s discussion with management and the Independent Registered Public Accounting Firm and the Audit Committee’s review of the representations of management and the disclosures by the Independent Registered Public Accounting Firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee also selected Grant Thornton as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006.

Audit Committee

Laurence E. Harris, Chairman

Ira Brind

Jay C. Hoag

MANAGEMENT

The Company’s executive officers, key employees and directors are as follows:

Name	Age	Position
Executive Officers:
David A. Steinberg (4)	36	Chairman of the Board and Chief Executive Officer
Lawrence S. Winkler	39	Chief Financial Officer, Executive Vice President and Treasurer

Non-Management Directors:
John Sculley (1)(2)(4)	67	Vice Chairman of the Board
Ira Brind (2)(3)	65	Director
Laurence E. Harris (3)	70	Director
Jay C. Hoag (1)(3)(4)	47	Director
Jack F. Kemp (1)	70	Director
Thomas E. Wheeler (2)(4)*	60	Director

Key Employees:
Frank C. Bennett III	47	President, MVNE Services
Walter W. Leach III	43	General Counsel and Corporate Secretary
Gary J. Smith	39	Chief Information Officer
Michael E. Walden	36	Executive Vice President, Corporate Development
Brian T. Westrick	37	President, Wireless Activation and Services

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Governance Committee.

(3)	Member of the Audit Committee.

(4)	Member of the Mergers and Acquisitions Committee.

*	Mr. Wheeler has announced that he is retiring from the Board of Directors when his term expires at the Annual Meeting and will serve as chairman of the Company’s advisory board.

Set forth below is certain information regarding the positions and business experience of each executive officer, director and key employee of the Company (other than the director nominee, whose biography is set forth above under Proposal No. 1).

Executive Officers

David A. Steinberg, our founder, has served as our chairman of the board of directors and chief executive officer since our inception and served as president from August 2002 until March 2004. Prior to founding InPhonic, Mr. Steinberg was chairman, president and chief executive officer of Sterling Cellular, Inc., a distributor of wireless products that he founded in November 1993. In April 2004, Mr. Steinberg was appointed to the board of the United States Chamber of Commerce. In June 2002, Mr. Steinberg was named the Greater Washington Ernst & Young Entrepreneur of the Year in the communications category. Mr. Steinberg holds a B.A. from Washington & Jefferson College.

Lawrence S. Winkler has served as our chief financial officer, executive vice president and treasurer since January 2004. Prior to joining us, Mr. Winkler was managing director of Stanmore Capital, a private equity and mergers and acquisitions advisory firm, from April 2002 to January 2004. From January 2000 to April 2002,

Mr. Winkler served as president and chief operating officer and as chief financial officer of OmniSky Corporation, a wireless data company. Prior to OmniSky, Mr. Winkler was the chief finance officer and treasurer of PSINet, Inc., an Internet carrier, from December 1997 to April 2000. Prior to joining PSINet, Mr. Winkler was with Black and Decker, a global marketer of consumer products, the Mills Corporation, a real estate investment trust, C.R.I. Inc., a private equity investment firm, and Arthur Andersen & Co, where he held various senior leadership positions in finance and operations. Mr. Winkler also serves on the Board of Trustees for the National Foundation for Advancement in the Arts. Mr. Winkler holds a B.A. from the University of Maryland and an M.B.A. from Loyola College.

Non-Management Directors

John Sculley is vice chairman of our board of directors and has served on our board of directors since February 2000. Since June 1994, Mr. Sculley has served as a partner of Sculley Brothers LLC, a private investment and advisory services company. Prior to forming Sculley Brothers, Mr. Sculley was chief executive officer of Apple Computer, Inc. from 1983 until 1993. From 1967 to 1983, Mr. Sculley held marketing and management positions at the Pepsi-Cola Company, including serving as its president and chief executive officer from 1978 to 1983. Mr. Sculley serves on the board of directors of MetroPCS, Inc. and several private companies. Mr. Sculley holds a B.A. from Brown University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Laurence E. Harris has served as a director since March 2006. He is “of counsel” at the law firm Patton Boggs LLP and was a partner with the firm from May 2001 until December 2004. From December 1996 to April 2001, Mr. Harris was senior vice president and general counsel of Teligent, Inc., an international telecommunications company. From 1992 to 1996, Mr. Harris served as senior vice president of law and public policy for MCI Communications Corporation. From 1982 to 1992, Mr. Harris was president and chief operating officer of Metromedia Telecommunications, Inc. and CRICO Communications, a privately-held paging company. Prior to Metromedia, Mr. Harris served as chief of the Federal Communication Commission’s Mass Media Bureau. From 1972 to 1982, Harris served as a vice president of law and public policy for MCI, managing corporate relations for the Federal Communications Commission (FCC) and the office of telecommunications policy at the White House. Mr. Harris was a lieutenant in the U.S. Navy, serving in the destroyer fleet. Mr. Harris serves on the board of directors of MCI, where he is a member of the risk and corporate governance committees. Mr. Harris also serves on the board of directors and is chairman of the audit committee for Sports Brands International, Inc. Mr. Harris holds a B.A. degree from Columbia College and J.D. from Georgetown University.

Jay C. Hoag has served on our board of directors since June 2003. Since June 1995, Mr. Hoag has been a general partner at Technology Crossover Ventures, a venture capital firm. Mr. Hoag serves on the board of directors of Altiris, Inc., eLoyalty Corporation, Netflix, Inc. and several private companies. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.

Jack F. Kemp has served on our board of directors since June 2002. Mr. Kemp is founder and chairman of Kemp Partners, a strategic consulting firm which seeks to provide clients with strategic counsel, relationship development, and marketing advice in helping them accomplish business and policy objectives. From January 1993 until July 2004, Mr. Kemp was co-director of Empower America, Inc., a Washington, D.C.-based public policy and advocacy organization he co-founded with William Bennett and Ambassador Jeane Kirkpatrick. In 1996, Mr. Kemp was the Republican Party candidate for Vice President. Prior to founding Empower America, Mr. Kemp served as U.S. Secretary of Housing and Urban Development from 1989 to 1992, and in the U.S. House of Representatives from 1971 to 1989. Mr. Kemp also serves as a director of Hawk Corporation, IDT Corporation, Oracle Corporation, Six Flags, Inc. and WorldSpace, Inc. Mr. Kemp holds a B.A. from Occidental College.

Thomas E. Wheeler has served on our board of directors since January 2004. From June 1992 to November 2003, Mr. Wheeler held the position of president and chief executive officer of the Cellular Telecommunications

& Internet Association. Mr. Wheeler has served as a member of the board of trustees for the John F. Kennedy Center for the Performing Arts since 1994. Since July 2004, Mr. Wheeler has been associated with Core Capital Partners, L.P., where he is presently a managing director. In this capacity, he assists in identifying opportunities and increasing portfolio companies’ presence in the telecommunications industry. Mr. Wheeler is a director of Earthlink Inc. and WiderThan Co., Ltd., where he serves on the audit committee. Mr. Wheeler holds a B.S. from Ohio State University.

Key Employees

Frank C. Bennett III has served as our president, MVNE services since March 2004, and prior to that he served as our chief operating officer from April 2002. From August 2000 to August 2001, Mr. Bennett was the senior vice president and group operations officer for the retail group of Verizon. From October 1999 to August 2000, Mr. Bennett served as vice president, e-commerce and technology of Bell Atlantic Corporation (now part of Verizon). From February 1998 to October 1999, he was vice president, customer billing of Bell Atlantic. In addition, from July 1996 to December 1998, Mr. Bennett served as a founder and vice president, call center development of Bell Atlantic Plus, a provider of bundled wireline and wireless services. Mr. Bennett holds a B.A. from the University of Virginia and an M.B.A. from The Wharton School of the University of Pennsylvania.

Gary J. Smith has served as our chief information officer since July 2000. From July 1999 to July 2000, Mr. Smith served as chief information officer and vice president of technology of Varsity Group Inc., formerly known as VarsityBooks.com, LLC, an online retailer of textbooks. From September 1987 to July 1999, Mr. Smith served in various technology management positions at Discovery Communications Inc., an international media company, including most recently vice president of technology. Mr. Smith holds a B.S. from the University of Maryland.

Walter W. Leach, III has served as our general counsel since January 2001. Mr. Leach served as corporate counsel of Snyder Communications, a marketing and communications solution provider from June 1997 to January 2001. From October 1992 to June 1997, Mr. Leach served as deputy corporate counsel for Inductotherm Industries, Inc., a privately held manufacturer. Mr. Leach holds a B.A. from Syracuse University and a J.D. from Vermont Law School.

Michael E. Walden has served in various executive-level positions at our company since joining us in October 2000 and is currently our executive vice president of corporate development. From December 1999 to October 2000, Mr. Walden served as vice president of new media and entertainment at Etensity, Inc., an e-business consulting firm. From October 1998 to December 1999, Mr. Walden served as vice president of operations for Professional Resource Services, a technology consulting and recruiting firm, a spin-out of NDC Group, a technology consulting firm. From November 1995 to October 1998, Mr. Walden served as director of telecommunications services for NDC Group. From 1991 to 1994, Mr. Walden served on the Washington D.C. legislative staff of U.S. Senator Arlen Specter. Mr. Walden holds a B.S. from the University of Richmond.

Brian T. Westrick has served as president of our wireless activation and services division since July 2002 and has held various executive-level positions since joining us in June 2000. From December 1994 to June 2000, Mr. Westrick was vice president of sales and marketing for Universal Jet Trading. From July 1991 to December 1994, Mr. Westrick was marketing director for Lease Audit and Analysis Services, a real estate consulting company. From June 1990 to July 1991, Mr. Westrick was a marketing representative with Xerox Corporation. Mr. Westrick holds a B.S. from the Wallace E. Carroll School of Management at Boston College.

Mr. Winkler was an executive officer of OmniSky within two years prior to OmniSky filing for protection under federal bankruptcy laws (which filed for bankruptcy protection in December 2001).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock of the Company as of April 25, 2006, unless otherwise indicated, by (1) all stockholders known by the Company to beneficially own more than five percent of the outstanding common stock, (2) each of the directors, (3) each executive officer of the Company named in the Summary Compensation Table and (4) all directors and executive officers of the Company as a group. The Company has relied upon information provided to the Company by its directors and executive officers and copies of documents sent to the Company that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of the Company’s common stock beneficially owned by them. Shares of the Company’s common stock subject to options or warrants that are exercisable within 60 days of April 25, 2006 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Percentages of shares beneficially owned are based on 36,790,512 shares of the Company’s common stock outstanding as of April 25, 2006.

Beneficial Owner (1)	Number of Shares	Percent Owned
Directors and Named Executive Officers:
David A. Steinberg (2)	5,150,306	13.9%
Brian T. Westrick (3)	86,601	*
Frank C. Bennett III (4)	379,664	1.0
Richard D. Calder, Jr. (5)	197,763	*
Lawrence S. Winkler (6)	487,498	1.3
Ira Brind (7)	144,589	*
Laurence E. Harris (8)	16,980	*
Jay C. Hoag (9)	7,643,018	20.4%
Jack F. Kemp (10)	78,103	*
John Sculley (11)	627,413	1.7%
Thomas E. Wheeler (12)	37,687	*
All directors and executive officers as a group (11 persons) (13)	14,849,622	38.4%
Five Percent Stockholders (14):
Entities affiliated with TCV IV, L.P. (15)	7,613,871	20.4%
Chilton Investment Company, LLC (16)	1,807,935	4.9%
Cumberland Associates LLC (17)	1,790,000	4.9%
Trafelet & Company, LLC (18)	2,427,000	6.6%

*	less than 1%

(1)	Unless otherwise indicated, the address of each stockholder is c/o InPhonic, Inc., 1010 Wisconsin Avenue, Suite 600, Washington, DC 20007.

(2)	Includes (1) 346,817 shares beneficially owned by a trust created for the benefit of Mr. Steinberg’s children, (2) 450,000 shares held by a family-owned limited liability company created for estate planning purposes, (3) 333,331 shares issuable upon exercise of vested stock options and (4) 100,000 shares of restricted stock that are subject to vesting. Mr. Steinberg shares dispositive and voting control over these shares. Mr. Steinberg disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(3)	Includes (a) 28,601 shares issuable upon exercise of vested stock options and (b) 58,000 shares of restricted stock that are subject to vesting.

(4)	Includes (a) 315,064 shares issuable upon exercise of vested stock options and (b) 64,600 shares of restricted stock that are subject to vesting.

(5)	Includes (a) 147,763 shares issuable upon exercise of vested stock options and (b) 50,000 shares of restricted stock that are subject to vesting. Effective April 30, 2006, Mr. Calder’s employment with us has terminated.

(6)	Includes (a) 237,498 shares issuable upon exercise of vested stock options and (b) 250,000 shares of restricted stock that are subject to vesting.

(7)	Includes (a) 13,334 shares issuable upon exercise of vested options, (b) 22,480 shares of restricted stock that are subject to vesting, (c) 1,832 shares issuable upon exercise of warrants, and (d) 17,779 shares issuable upon exercise of warrants, beneficially owned by Brind Investment Partners II, of which Mr. Brind is a partner, and as to which shares Mr. Brind shares dispositive and voting control. Mr. Brind disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Brind is c/o Brind Investment Partners II, 1926 Arch Street, Philadelphia, PA 19103.

(8)	Includes 15,480 shares of restricted common stock that is subject to vesting.

(9)	Includes 6,667 shares issuable upon exercise of vested options, 22,480 shares of restricted stock subject to vesting, and the following shares as to which Mr. Hoag shares dipositive and voting power: (a) 6,764,515 shares of common stock and 575,652 shares issuable upon exercise of warrants beneficially owned by TCV IV, L.P.; and (b) 252,238 shares of common stock and 21,466 shares issuable upon exercise of warrants beneficially owned by TCV IV Strategic Partners, L.P. Mr. Hoag, one of our directors, is a managing member of Technology Crossover Management IV, L.L.C., (“TCM”). TCM is the general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. The address of Mr. Hoag is c/o Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(10)	Includes (a) 11,455 shares of common stock and 3,334 shares issuable upon exercise of warrants beneficially owned by the Jack Kemp Family Trust, (b) 22,480 shares of restricted stock subject to vesting and (c) 40,834 shares issuable upon exercise of vested options. Mr. Kemp disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(11)	Includes (a) 22,480 shares of restricted stock subject to vesting, (b) 130,002 shares issuable upon exercise of vested options and (c) 25,055 shares issuable upon exercise of warrants. Also includes (a) 2,292 shares owned by John Sculley Irrevocable Trust Udt 12/30/97 FBO Oliver Allnatt and (b) 2,292 shares owned by John Sculley Irrevocable Trust Udt 12/30/97 FBO Madeline Allnatt. Mr. Sculley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest. The address of Mr. Sculley is 152 West 57th Street, 23rd floor, New York, New York 10019.

(12)	Includes (a) 22,480 shares of restricted stock subject to vesting and (b) 15,207 shares issuable upon exercise of vested options.

(13)	Includes (a) 1,268,301 shares issuable upon exercise of vested options, (b) 650,480 shares of restricted stock subject to vesting and (c) 645,118 shares issuable upon exercise of warrants.

(14)	Mr. Steinberg is also a holder of greater than 5% of our common stock.

(15)	Includes (a) 6,764,515 shares of common stock and 575,652 shares issuable upon exercise of warrants beneficially owned by TCV IV, L.P. and (b) 252,238 shares of common stock and 21,466 shares issuable upon exercise of warrants beneficially owned by TCV IV Strategic Partners, L.P. Mr. Hoag, one of our directors, is a managing member of TCM. TCM is the general partner of TCV IV, L.P. and TCV IV Strategic Partners, L.P. The address of TCV IV, L.P. is Technology Crossover Ventures, 528 Ramona Street, Palo Alto, CA 94301.

(16)	As reported on a Schedule 13G filed by Chilton Investment Company, LLC, an investment adviser, on February 14, 2006. The address of Chilton Investment Company, LLC is 1266 East Main Street, 7th Floor, Stamford, CT 06902.

(17)	As reported on a Schedule 13G filed by Cumberland Associates LLC, an investment adviser, on March 8, 2006. Includes 1,423,321 shares as to which Cumberland has sole voting and dispositive power and 366,679 shares as to which Cumberland has shared voting and dispositive power. The address of Cumberland Associates LLC is 1114 Avenue of the Americas, New York, NY 10036.

(18)	As reported on a Schedule 13G filed by Trafelet & Company, LLC, and Remy W. Trafelet, its managing member, on February 14, 2006. Represents shares as to which Trafelet has shared voting and dispositive power. The address is 900 Third Avenue, 5th Floor, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Statement

We have a policy whereby all transactions between us and our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties. These transactions must be approved by the Audit Committee of our Board of Directors. The transactions set forth below were conducted under application of this policy and we believe were no less favorable to us than we would have obtained in an arms length transaction with an unaffiliated third party.

Issuance of Options and Restricted Stock

In July 2005, we awarded each of Messrs. Brind, Hoag, Kemp, Sculley and Wheeler 7,000 shares of restricted stock and granted options to purchase 3,000 shares of our common stock at an exercise price of $16.49 per share.

Law Firm “Of Counsel” Serving on Board of Directors

Mr. Laurence E. Harris, a director of the Company since March 2006, is “of counsel” in the law firm of Patton Boggs LLP (“Patton Boggs”). The total cost of various legal services provided by Patton Boggs in 2005 was approximately $1,308,400. Mr. Harris does not share in any of the fees received by Patton Boggs from the Company.

Investments by Executive Officers

Mr. Steinberg is a trustee of the KKS DAS DES TRUST, which is a limited partner of TCV V, L.P. and TCV VI, L.P. Mr. Hoag, one of our directors, is a member of Technology Crossover Management V, L.L.C., (“TCM”). TCM is the general partner of TCV V, L.P. and TCV VI, L.P. The KKS DAS DES TRUST’s investment comprises less than 0.1% of the capital under management of TCV V, L.P. and TCV VI, L.P., respectively. Neither TCV V, L.P. nor TCV VI, L.P. owns shares of our common stock.

EXECUTIVE COMPENSATION AND OTHER MATTERS

The following table contains summary information concerning annual compensation for the three years ended December 31, 2003, December 31, 2004 and December 31, 2005 for our chief executive officer and each of our other four most highly compensated executive officers whose salary and bonus exceeded $100,000 for the year ended December 31, 2005.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name & Principal Position	Year	Salary	Bonus	Restricted Stock Awards(2)		Number of Shares Underlying Option Awards		All Other Annual Compensation
David A. Steinberg Chairman of the Board and Chief Executive Officer	2005 2004 2003	$320,000 290,000 250,000	$23,562 72,665 120,000	$1,649,000 — —	(5)	— 666,667 —	(1)	$19,257 24,882 44,286	(3) (3) (3)

Brian T. Westrick President, Wireless Activation and Services	2005 2004 2003	$228,500 186,300 174,600	$88,800 30,000 20,000	$494,700 — —	(6)	20,000 157,151 —	(1) (1)	$7,114 6,545 5,400	(4) (4) (4)

Frank C. Bennett III President, MVNE Services	2005 2004 2003	$265,000 265,000 265,000	$30,000 30,000 50,000	$595,350 — —	(7)	20,000 13,334 —	(1) (1)	$6,250 6,000 6,000	(4) (4) (4)

Richard D. Calder, Jr. (11) Former President and Chief Operating Officer	2005 2004 2003	$250,000 194,000 —	$30,000 30,000 —	$824,500 — —	(8)	20,000 433,334 —	(1) (11)	— — —

Lawrence S. Winkler Chief Financial Officer, Executive Vice President and Treasurer	2005 2004 2003	$250,000 215,000 —	$30,000 30,000 —	$4,062,000 — —	(9)	— 433,334 —	(10)	— — —

(1)	These options become exercisable over a four-year period, with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal installments over the next three years.

(2)	These shares of restricted stock become exercisable over a four-year period, with 25% vesting on the one year anniversary of the grant date and the remainder vesting in equal installments over the next three years.

(3)	For 2005, includes (a) $18,649 for life insurance premiums and (b) $612 for health club dues. For 2004, includes (a) $5,998 for transportation allowance, (b) $18,068 for life insurance premiums and (c) $816 for health club dues. For 2003, includes (a) $22,377 for transportation allowance, (b) $21,093 for life insurance premiums and (c) $816 for health club dues.

(4)	Represents amounts paid for transportation allowance.

(5)	Represents 100,000 shares of common stock, based on a per share value of $16.49 which was the closing market price of the Company’s common stock on the date of grant. As of December 31, 2005, the restricted stock has an aggregate value of $869,000, based on the closing market price of $8.69 per share.

(6)	Represents 30,000 shares of common stock, based on a per share value of $16.49 which was the closing market price of the Company’s common stock on the date of grant. As of December 31, 2005, the restricted stock has an aggregate value of $260,700, based on the closing market price of $8.69 per share.

(7)

Represents 6,600 shares of common stock, based on a per share value of $15.25, and 30,000 shares of common stock, based on the per share value of $16.49, both of which are based on a per share value which was the closing market price of the Company’s common stock on the date of grant. As of December 31,

2005, the restricted stock has an aggregate value of $318,054, based on the closing market price of $8.69 per share.

(8)	Represents 50,000 shares of common stock, based on a per share value of $16.49 which was the closing market price of the Company’s common stock on the date of grant. As of December 31, 2005, the restricted stock has an aggregate value of $434,500, based on the closing market price of $8.69 per share.

(9)	Represents 200,000 shares of common stock, based on a per share value of $16.49, and 50,000 shares of common stock, based on the per share value of $15.28, both of which are based on a per share value which was the closing market price of the Company’s common stock on the date of grant. As of December 31, 2005, the restricted stock has an aggregate value of $2,172,500, based on the closing market price of $8.69 per share.

(10)	100,000 of these options vest as follows: 50% immediately and the remaining 50% in equal quarterly installments over the next three years. 333,334 of these options vest as follows: 33% on the first anniversary of the date of grant, less 16,667 shares which vested immediately and the remainder of which vest quarterly over the next two years.

(11)	These options vest as follows: 25% of the options vest on the first anniversary of the date of grant, less 16,667 shares which vested immediately and the remainder of which vest in equal quarterly installments over the next three years. Effective April 30, 2006, Mr. Calder’s employment with us has terminated.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information related to the grant of stock options by us during the year ended December 31, 2005 to the executive officers named in the summary compensation table.

	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees In Fiscal Year (2)	Exercise or Base Price ($/Share) (3)	Expiration Date (4)	Potential Realizable Value at Assumed Annual Appreciation Rates of Stock Price for Option Term (5)
					5%	10%
David A. Steinberg	—	—%	$—	—	$—	$—

Brian T. Westrick	20,000	1.3	16.49	7/25/2015	207,409	525,616

Frank C. Bennett III	20,000	1.3	16.49	7/25/2015	207,409	525,616

Richard D. Calder, Jr. (6)	20,000	1.3	16.49	7/25/2015	207,409	525,616

Lawrence S. Winkler	—	—	—	—	—	—

(1)	All options were granted under our 2004 equity incentive plan.

(2)	The percentage of total options granted to employees is based on an aggregate of 1,580,400 options granted to our employees in 2005.

(3)	The exercise price per share reflects the fair market value of the common stock at the time of issuance as determined by the compensation committee of the board of directors.

(4)	The options have ten year terms, subject to earlier termination upon death, disability or termination of employment.

(5)	The potential realizable value is calculated based on the term of the option at the time of grant. Hypothetical, potential realizable values are net of exercise price, but before taxes associated with exercise. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the exercise price on the date of grant represents the fair value of a share of common stock on that date, that the value appreciates annually at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

(6)	Effective April 30, 2006, Mr. Calder’s employment with us has terminated.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table contains information concerning the aggregated option exercises during the year ended December 31, 2005 and the value of unexercised options held as of December 31, 2005 by the executive officers named in the summary compensation table.

	Shares Acquired on Exercise	Value Realized (1)	Number of Shares Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
					(in thousands)
David A. Steinberg	—	$—	291,665	375,002	$2,534,569	$3,258,767

Brian T. Westrick	117,299	1,170,253	11,175	111,529	78,160	586,253

Frank C. Bennett III	97,374	653,887	276,363	78,786	2,401,594	510,850

Richard D. Calder, Jr. (3)	75,152	765,445	114,430	263,752	994,397	2,118,205

Lawrence S. Winkler	100,000	989,250	201,387	131,947	1,750,053	1,146,619

(1)	Based on the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2)	The value of unexercised in-the-money options has been calculated by multiplying the difference between the exercise price per share and the per share closing price of our common stock on December 31, 2005 by the number of shares underlying the options.

(3)	Effective April 30, 2006, Mr. Calder’s employment with us has terminated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information with respect to the equity securities that are authorized for issuance under our equity compensation plans as of December 31, 2005:

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,041,710	$7.94	1,014,668
Equity compensation plans not approved by security holders	0	0	0

Total	7,041,710	$7.94	1,014,668

Employment Agreements, Termination of Employment and Change in Control Arrangements

We have entered into employment agreements with our named executive officers. The following discussion provides an overview of these agreements; it is not a complete description of all terms of the agreements. For the location of the agreements discussed below in our public SEC filings, please refer to the exhibit index in our Form 10-K for the year ended December 31, 2005.

In February 2000, we entered into an employment agreement with Mr. Steinberg, which was subsequently amended in March and May 2004. The agreement provides that we will employ Mr. Steinberg as our chief executive officer until May 31, 2008. The terms can be extended if we and Mr. Steinberg agree to do so 30 days prior to the end of the current term. Under this agreement, Mr. Steinberg receives an annual base salary to be established from time to time by the board of directors, which shall not be less than $290,000 per year, and he is eligible for an annual bonus equal to 65% of his then current annual salary based on the attainment of reasonable performance objectives established by the Compensation Committee of the Board of Directors. Mr. Steinberg’s annual base salary is currently $320,000. Pursuant to the May 2004 amendment, Mr. Steinberg was granted options to purchase 666,667 shares of our common stock, at an exercise price of $5.88 per share, 25% of which vested on the first anniversary of the date of grant and the remainder vest in equal quarterly installments over the next three years. If we terminate Mr. Steinberg’s employment without cause or Mr. Steinberg terminates his employment for good reason, Mr. Steinberg is entitled to continue to receive his base salary for one year. If Mr. Steinberg’s employment is terminated without cause within 180 days of a change of control, he is entitled to continue to receive his base salary for one year and 50% of his unvested options will immediately become vested and exercisable.

In April 2002, we entered into an employment agreement with Mr. Bennett. Under this agreement, Mr. Bennett receives an annual base salary as determined by the Compensation Committee, which is currently $225,000 per year and is eligible for a bonus of up to $125,000. In connection with his employment, we also granted Mr. Bennett options to purchase 496,443 shares of our common stock, of which 49,644 shares of common stock vested October 18, 2002 and the remainder vest quarterly over the next three and one-half years.

Effective April 30, 2006, Mr. Calder’s employment with us terminated.

We entered into an employment agreement with Mr. Winkler effective as of January 2004. This employment agreement provides that we will employ Mr. Winkler as our chief financial officer, executive vice president and treasurer. Under this agreement, Mr. Winkler received an annual base salary of $225,000 and is eligible for a bonus of up to $175,000 subject to his achieving certain annual performance goals. In connection with this employment arrangement, we granted Mr. Winkler options to purchase 433,334 shares of our common stock at an exercise price of $5.88 per share, 33% of which vested on the first anniversary of the date of grant, less 16,667 shares which vested immediately and the remainder of which vest quarterly over the next two years. In March 2006, we entered into an agreement with Mr. Winkler to amend Mr. Winkler’s employment agreement. Under the terms of the amendment, if Mr. Winkler’s employment is terminated within 180 calendar days following a change of control, 100% of his unvested equity incentive awards will immediately vest. For the 2005 fiscal year, Mr. Winkler’s base salary was $250,000 and effective March 2006, his base salary was increased to $300,000.

We enter into agreements with substantially all of our employees containing confidentiality provisions. We enter into non-competition agreements with our executive officers and key employees. The non-competition agreements prohibit these employees from competing with us or disclosing confidential information about us for a period up to 12 months after their employment with our company ends.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists entirely of independent directors. The Compensation Committee is responsible for setting and administering the policies that govern annual executive salaries, bonuses and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation, of the chief executive officer and the other executive officers of the Company based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other companies in our industry.

The Compensation Committee’s goals with respect to executive officers, including the chief executive officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. When determining adjustments to an individual’s compensation package, the Compensation Committee evaluates the importance to stockholders of that person’s continued service.

The Compensation Committee reviews reports that provide industry-specific competitive intelligence and advice about executive compensation program design and competitive compensation levels. The Compensation Committee believes that the Company’s compensation policies are appropriate.

The executive officers’ compensation structure consists of (1) base salary, (2) cash bonus and (3) equity incentives, including stock options and restricted stock.

Base Salary. Salaries for 2006 were set based on the above factors and after review of industry comparables.

The Company’s philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve the Company’s vision and mission over the long term. Each individual’s base salary is determined by the Compensation Committee after considering a variety of factors that make up market value and prospective value to the Company, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The Compensation Committee may, considering the advice of Company management, change the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or the Company, changes in responsibility and changes in the market for executives with similar credentials. Determinations of appropriate base salary levels and other compensation elements are generally made through consideration of a variety of industry surveys and studies, as well as by monitoring developments in relevant industries.

Cash Bonus. Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the Compensation Committee with advice from Company management, based upon the Compensation Committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by management and the Compensation Committee. In determining bonuses for 2005, the Compensation Committee considered, in addition to the individualized goals, management’s response to rapidly changing business conditions in the Company’s industry, implementation of new projects and the addition of new customers.

Equity Incentives. Stock options and restricted stock are a fundamental element in the Company’s executive compensation program because they emphasize long-term Company performance, as measured by creation of stockholder value, and foster a commonality of interest between stockholders and employees. In February 2005, the Compensation Committee began to award restricted stock to help efficiently manage overall stockholder dilution from equity-based incentive awards. Options or restricted stock may be granted to regular full-time and part-time employees, and particularly to key employees likely to contribute significantly to the Company. In determining the size of an option grant or restricted stock award to an executive officer, the Compensation Committee considers competitive factors, changes in responsibility and the executive officer’s achievement of individual pre-established goals. In addition, the Company has generally made a grant of stock options when an executive officer joins the Company. The Company generally awards options to officers upon the commencement of employment and at regular intervals, but other awards may be made as well. The Company’s stock option plan also provides for option grants to members of the Board of Directors. Options granted to employees generally vest over a period of four years after grant.

In 2005, executive officers other than the chief executive officer received restricted stock awards of 366,600 shares of common stock and options to purchase 60,000 shares of our common stock.

Chief Executive Officer’s Compensation. As previously indicated, the Compensation Committee believes that the Company’s total compensation program is appropriate based upon the Company’s business performance, market compensation levels, and personal performance of the Company’s executives. The Chief Executive Officer is party to an employment agreement with the Company. Under the terms of the employment agreement, the Compensation Committee reviews and fixes the base salary of the Chief Executive Officer based on those factors described above for other executive officers, as well as the Compensation Committee’s assessment of Mr. Steinberg’s past performance as Chief Executive Officer and its expectation as to his future contributions. In 2005, Mr. Steinberg received an increase in base salary to $320,000, which was consistent with the underlying market conditions and was considered appropriate. Future salary increases and bonuses will continue to reflect the amounts paid to chief executive officers at other public companies, as well as the Company’s financial condition, operating results and attainment of strategic objectives.

Compensation Committee

Jay C. Hoag, Chairman

Jack Kemp

John Sculley

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or our compensation committee. See “Certain Relationships and Related Transactions.”

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative total return resulting from a hypothetical $100 investment in the Company’s common stock on November 16, 2004, the date of its initial public offering, through December 31, 2005. Stock price performance over this period is compared to the same amount invested in the Nasdaq Composite Index and the Goldman Sachs Internet Index over the same period (in each case, assuming reinvestment of dividends). This graph is presented as required by SEC rules. Past performance might not be indicative of future results. While total stockholder return can be an important indicator of corporate performance, the Company believes it is not necessarily indicative of its degree of success in executing its business plan, particularly over short periods.

	Measurement Point
	11/16/04	12/04	3/05	6/05	9/05	12/05
INPHONIC, INC.	$100.00	$114.50	$94.65	$63.54	$57.29	$36.21
NASDAQ STOCK MARKET (U.S. & FOREIGN)	100.00	103.63	103.49	102.43	116.86	124.10
GOLDMAN SACHS INTERNET	100.00	107.23	83.47	88.36	98.04	113.92

ADDITIONAL INFORMATION

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires that the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports. The Company has reviewed such reports received by it and written representations from its directors and executive officers. Based solely on such review, the Company believes that the following persons did not make the following timely filings pursuant to Section 16(a) of the Exchange Act: (i) Thomas E. Wheeler filed a Form 5 on February 14, 2006 with respect to a purchase of shares of the Company’s common stock in November 2004 and a sale of the Company’s common stock in November 2005; (ii) Robert A. Fox, a former director, filed a Form 4 on October 18, 2005 and a Form 4/A on February 14, 2006 with respect to a gifting of shares of the Company’s common stock in August 2005; and (iii) Mark J. Levine, a former director, filed a Form 4 on May 17, 2005 with respect to the exercise of warrants to purchase shares of the Company’s common stock and subsequent sales of shares of the Company’s common stock all in February 2005.

Other Matters

The Board of Directors of the Company knows of no other business which will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof.

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES, TO EACH OF THE COMPANY’S STOCKHOLDERS OF RECORD ON APRIL 25, 2006, AND TO EACH BENEFICIAL OWNER OF COMMON STOCK ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, 1010 WISCONSIN AVENUE, SUITE 600, WASHINGTON, DC 20007, ATTENTION: INVESTOR RELATIONS. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL OWNERS OF COMMON STOCK MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP. THE COMPANY’S FILINGS WITH THE SEC ARE AVAILABLE WITHOUT CHARGE ON THE COMPANY’S WEBSITE, WWW.INPHONIC.COM, AS SOON AS REASONABLY PRACTICABLE AFTER FILING.

Proposals for the 2007 Annual Meeting

Qualified stockholders who wish to have proposals presented at the 2007 annual meeting of stockholders must deliver them to the Company by January 15, 2007, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Any stockholder proposal or director nomination for our 2007 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it after January 15, 2007. Such proposals and nominations must be made in accordance with the Company’s by-laws. An untimely proposal may be excluded from consideration at our 2007 annual meeting. All proposals and nominations must be delivered to the Company at its principal executive offices in Washington, DC.

By Order of the Board of Directors,

David A. Steinberg
Chairman and Chief Executive Officer

May 1, 2006

THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

INPHONIC, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 22, 2006

The undersigned hereby appoints LAWRENCE S. WINKLER and WALTER W. LEACH III, and each of them, with full power of substitution to each, as attorneys and proxies of the undersigned, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of InPhonic, Inc. (the “Company”) to be held at The Madison, 1177 15th Street, NW, Washington, D.C. 20005 on Thursday, June 22, 2006 at 10:00 a.m., local time, and at any adjournment or postponement thereof, upon and in respect of the following matters, and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby acknowledges receipt of a copy of the Company’s 2005 Annual Report and Notice of Annual Meeting and Proxy Statement relating to such Annual Meeting. The undersigned revokes all proxies heretofore given for said Annual Meeting and any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IT MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY SENDING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE PERSON(S) SIGNING IT. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEE INDICATED AND “FOR” EACH OF THE OTHER PROPOSALS.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

INPHONIC, INC.

June 22, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR REELECTION OF THE NAMED DIRECTOR NOMINEE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF GRANT THORNTON LLP.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN
1. To elect one Class II director for a three-year term ending in 2009. NOMINEE: ☐ FOR THE NOMINEE Ira Brind ☐ WITHHOLD AUTHORITY FOR THE NOMINEE		2. To ratify the selection of Grant Thornton LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2006.	☐	☐	☐

3.        To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, the proxy will be voted “FOR” the election of the nominee and “FOR” proposals 2 and 3.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.